EXHIBIT 99.1

ENGlobal Awarded Project from Utica East Ohio Midstream

Houston, TX, July 23, 2013 (GLOBE NEWSWIRE) -- ENGlobal Corporation (NASDAQ: ENG), a leading provider of energy-related engineering and automation services, announced today that it has been awarded a project from Utica East Ohio Midstream LLC ("UEO"), to provide engineering and procurement support services at its Leesville cryogenic processing plant.  The value of the award to ENGlobal is approximately $5.0 million.

ENGlobal's scope consists of engineering and procurement support services for a control room, condensate stabilization unit, site grading, and design integration services for a 200 million standard cubic feet per day (MMSCFD) cryogenic unit.  The Company expects to begin work on the project immediately with project completion anticipated in the second quarter of 2014.

UEO is a joint venture between M3 Ohio Gathering LLC, Access Midstream Partners, L.P., and EV Energy Partners, L.P. and is one of the largest integrated midstream service complexes in eastern Ohio ("UEO Buckeye").  The UEO Buckeye complex currently includes 800 million cubic feet per day of natural gas processing and associated NGL fractionation, loading and terminal facilities.  The 200 million cubic feet per day Leesville facility is the second processing plant in UEO Buckeye complex, which will recover natural gas liquids (NGLs) in the liquids-rich Utica shale play, and has a design capacity of up to 600 million cubic feet per day.

"ENGlobal is pleased to be a part of building this major gas processing facility in the Utica shale development," said William A. Coskey, P.E., ENGlobal's President and Chief Executive Officer. "Having been selected for both the engineering and procurement work, ENGlobal is able to provide a greater level of responsibility throughout the scope of the project.  We would like to thank UEO for their confidence in our capabilities."

About ENGlobal:

ENGlobal (NASDAQ: ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management.  ENGlobal has approximately 1,400 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

About M3 Ohio Gathering:

M3 Ohio Gathering LLC is an affiliate of M3 Midstream LLC ("Momentum").  Momentum is an independent midstream energy company formed to build, acquire, own and operate midstream oil and gas assets in growth areas of the United States. Momentum's focus is the development of greenfield projects that include oil and gas gathering, compression, treating and processing. More information is available at www.m3midstream.com.

About Access Midstream Partners:

Access Midstream Partners, L.P. (NYSE:ACMP) is the industry's largest gathering and processing master limited partnership as measured by throughput volume.  The Partnership owns, operates, develops and acquires natural gas gathering and processing systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales and the Mid-Continent region of the U.S.  The Partnership's common units are listed on the New York Stock Exchange under the symbol ACMP.  Further information is available at www.accessmidstream.com.

About EV Energy Partners:

EV Energy Partners, L.P. (NASDAQ:EVEP) is a Houston-based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information is available at www.evenergypartners.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our successful execution of this project award and our receipt of prompt payment for the services we render to our client; (2) whether the strategic alternative transaction will positively impact on the Company and its stockholders; (3) our ability to comply with the terms of the forbearance agreement with respect to the Company's Revolving Credit and Security Agreement ("Credit Facility"), including our ability to develop a plan to restore compliance with the terms of such Credit Facility; (4) our ability to obtain the cure or waiver of defaults under the Company's Credit Facility and our existing letter of credit facility with Export-Import Bank of the United States; (5) our ability to achieve profitability and positive cash flow from operations; (6) our ability to collect accounts receivable and process accounts payable in a timely manner; (7) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (8) our ability to achieve our business strategy while effectively managing costs and expenses; (9) our ability to accurately estimate costs and fees on fixed-price contracts; (10) the effect of changes in the price of oil; (11) delays related to contract awards; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (14) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (15) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors and competitive pricing pressure; and (16) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie Hairston
         281-878-1000
         ir@ENGlobal.com